CONTACTS Media: Mary Kay Dodero T +1 734.254.7704 Mary.Kay.Dodero@adient.com Investors: Mark Oswald T +1 734.254.3372 Mark.A.Oswald@adient.com Adient announces Jodi Eddy to join automotive seating supplier’s Board of Directors PLYMOUTH, Mich., Sept. 19, 2023 – Adient (NYSE: ADNT), a global leader in automotive seating, today announced the appointment of Jodi Eddy to Adient’s Board of Directors, effective Sept. 19, 2023. Eddy will serve as a member of the Audit Committee and Corporate Governance Committee of the Board. Following her appointment, the Board will comprise nine directors, eight of whom are independent. “We are pleased to have Jodi join Adient’s Board of Directors. Her experience as a successful Chief Information and Digital officer will be a great asset to the Board and will complement the expertise of our existing Board members,” said Doug Del Grosso, Adient president and chief executive officer. Eddy currently serves as senior vice president and chief information and digital officer (CIDO) at Boston Scientific Corporation. As a global medical technology leader for more than 40 years, the company provides a broad range of high- performance solutions that address unmet patient needs and reduce the cost of healthcare. Eddy joined Boston Scientific in 2013 and has been the chief information officer since 2015. She added responsibility for Boston Scientific’s digital activity as Chief Digital Officer in 2020. In her current role, she leads the company’s information technology organization and expanded digital team’s worldwide, overseeing the company’s strategy for digital health, data analytics and cyber security capabilities. Prior to joining Boston Scientific, Eddy progressed through several roles of increasing leadership in information systems during her 18-year tenure at General Electric, including serving as the commercial chief information officer for the Oil and Gas business. Eddy earned a Bachelor of Science degree in computer science from Southern Connecticut State University. In addition, she was awarded an Honorary Doctorate Degree of Science from her alma mater for lifetime achievement and contributions to the computer science field. About Adient: Adient (NYSE: ADNT) is a global leader in automotive seating. With 70,000+ employees in 30 countries, Adient operates more than 200 manufacturing/assembly plants worldwide. We produce and deliver automotive seating for all major OEMs. From complete seating systems to individual components, our expertise spans every step of the automotive seat-making process. Our integrated, in-house skills allow us to take our products from research and design to engineering and manufacturing — and into millions of vehicles every year. For more information on Adient, please visit www.adient.com. ADNT-FN # # #